Exhibit(l)(1)

Opinion and Consent of Simpson Thacher & Bartlett LLP

June 10, 2014

Permal Hedge Strategies Fund II

620 Eighth Avenue, 49th Floor

New York, New York 10018

Ladies and Gentlemen:

We have acted as counsel to Permal Hedge Strategies Fund II, a closed-end investment company organized as a Maryland statutory trust (the “Company”), in connection with the Registration Statement on Form N-2, File Nos. 333-188090 and 811-22836 (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and the Investment Company Act of 1940, as amended, relating to the issuance by the Company of up to $500,000,000 in aggregate offering price of its shares of beneficial interest, par value $0.00001 per share, classified and designated as Broker Shares, in connection with the offering described in the Registration Statement (the “Shares”).

We have examined the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the issuance of the Shares has been duly authorized and, when and if issued and delivered against payment of net asset value therefor as described in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the law of the State of Maryland, we have relied upon the opinion of Venable LLP dated the date hereof and our opinion is subject to the qualifications, assumptions, limitations and exceptions set forth therein.

We do not express any opinion herein concerning any law other than, to the extent set forth herein, the law of the State of Maryland.

We hereby consent to the filing of this opinion letter as Exhibit (l)(1) to the Registration Statement and to the use of our name under the caption “Legal Counsel” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP